Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSENT

We consent to the use in this Registration Statement on Form S-4, for Sino Agro Food, Inc. of our report dated April 15, 2019, relating to the consolidated balance sheet of Sino Agro Food, Inc. (the Company) and its subsidiaries as of December 31, 2018, and the related consolidated statements of income and other comprehensive income, consolidated statements of shareholders’ equity, and consolidated statements of cash flows for the year ended December 31, 2018, and the related notes and schedules. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Zhen Hui Certified Public Accountants
Zhen Hui Certified Public Accountants

Hong Kong
June 27, 2019